Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2018, relating to the financial statements and financial statement schedule of C.H. Robinson Worldwide, Inc. and subsidiaries, and the effectiveness of C.H. Robinson Worldwide, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 22, 2018